PRESS RELEASE

CONTACT:
Liz Armstrong
Hypermedia Communications, Inc.
Phone:  650.573.5170
Fax:  650.573.5131
E-mail: larmstrong@newmedia.com


FOR IMMEDIATE RELEASE


     Hypermedia Communications, Inc. Retains Services of Internet Investment
                        Specialists Kaufman Bros., L.P.

         San Mateo, CA -- September 1, 1999--Hypermedia Communications, Inc. (OTC BB: NMNW), today announced that it has retained the services of Kaufman Bros., L.P. to act as the company's exclusive financial advisor and placement agent with regard to a private placement of the company's securities. Proceeds from the private placement will be used to expand newmedia.com and other related products and services.

         "NewMedia is transforming itself into a Internet-driven information service company, which is where we believe the future of business communications lies," said Hypermedia Communications, Inc. Chairman and CEO Richard Landry. "The NewMedia brand is second-to-none in its market, and our company will leverage this strong brand to successfully bridge the transition onto the Internet."

         Kaufman Bros., L.P. is a research-based, full service investment bank, securities trading firm, and brokerage operation, serving the emerging communications universe. Kaufman Bros., L.P. integrates financial, technical, operational, international and legal expertise to provide accurate and comprehensive analysis of industry trends to a clientele of emerging communications companies and professional investors.

         Hypermedia Communications, Inc. is a provider of information services for business professionals responsible for driving Internet content and e-business strategy within their organizations. These services include newmedia.com, and the annual NewMedia INVISION Festival, the world's largest three-day international digital media festival and conference.



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         Hypermedia  Communications,  Inc. has its headquarters at 901 Mariner's
Island  Boulevard,  Suite 365,  San Mateo,  CA 94404;  the  telephone  number is
650.573.5170 and the fax number is 650.573.5131.

         NewMedia is a registered trademark of Hypermedia Communications, Inc.


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